                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO VAN KAMPEN BOND FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Bond Fund (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, by the holders of Common Shares, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                              Votes     Votes
                  Matter                       For     Against
                  ------                    ---------- -------
                  (1). Linda Hutton Heagy.. 10,038,469 256,593
                       Wayne W. Whalen..... 10,046,907 248,155

The Meeting was adjourned until August 14, 2012, with respect to the following proposal:

(1). Approval of an Amended and Restated Agreement and Declaration of Trust.

The results of the voting on the above matter were as follows:

                                     Votes    Votes   Votes   Broker
         Matter                       For    Against Abstain Non-Votes
         ------                    --------- ------- ------- ---------
         (1). Approval of an
              Amended and
              Restated Agreement
              and Declaration of
              Trust............... 5,901,982 227,284 181,541 4,311,571